Exhibit 99.1

Empire Global Corp. Signs Letter of Intent to Lease Beach Resort and Casino in Costa Rica.

TORONTO, NEW YORK and COSTA RICA, December 1, 2013 - Empire Global Corp. (the company) (EMGL.OTCQB) announced today the signing of a letter of intent with Finca Zephir Veintitre S.A. to enter into Lease with Option to Buy Agreement to acquire the El Sabanero Beach Hotel and Casino situated on Flamingo Beach, in Santa Cruz, Guanacaste, Costa Rica.

The property consists of 47 rooms, 7 which walk out directly to a large swimming pool with swim up bar; hot-tub Jacuzzi; 3 restaurants and bar lounge. The property boasts one of the most spectacular views of Flamingo Bay from an oversized outdoor terrace and direct access to an exclusive beach. In addition to the hotel amenities, the property also houses a fully licenced Casino Hall with bar, private gaming room, cash cage and dining area.

The transaction is subject to the completion of a Material Definitive Agreement to take effect on January 1, 2014. Under the proposed Lease Agreement, Empire Global Corp. will lease the property with an option to buy over a period of 3 years, during which the company will provide working capital and funds to upgrade the hotel rooms and amenities as well as engage a casino management firm to refurbish, install and operate a casino in the dedicated casino hall.

The company will pay $500,000 to Finca Zephir Veintitre S.A. which represents total consideration including the original escrow deposits, capital expenditures for construction and reconditioning of the property completed up to the date of closing, and the assumption of all lease and operating obligations related to the property on a go forward basis from the closing.

Michael Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., commented, "We are absolutely thrilled about developing our business from this anchor Casino Resort property in Costa Rica. We are confident that we can grow our business from this vantage point and see tremendous opportunities in many global jurisdictions that offer our patrons entertaining vacation experiences."

About Empire Global Corp.

Empire Global Corp. is a development stage company with a view to acquire and operate a portfolio of revenue producing commercial properties in broad industry classifications primarily focused on the hospitality, resort, recreation and travel industry.

Forward Looking Statements

Information in this news release may contain statements about future expectations, plans, prospects or performance of Empire Global Corp., that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "plan", "can be," "expects," "may affect," "believed," "estimate," "project" and similar words and phrases are intended to identify such forward-looking statements. Empire Global Corp. cautions you that any forward-looking information provided by or on behalf of Empire Global Corp. is not a guarantee of future performance. None of the information in this press release constitutes or is intended as an offer to sell securities or investment advice of any kind. Empire Global Corp.'s actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Empire Global Corp.'s control. In addition to those discussed in Empire Global Corp.'s press releases, public filings, and statements by Empire Global Corp.'s management, including, but not limited to, Empire Global Corp.'s estimate of the sufficiency of its existing capital resources, Empire Global Corp.'s ability to raise additional capital to fund future operations, Empire Global Corp.'s ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities, and in identifying contracts which match Empire Global Corp.'s capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Empire Global Corp. does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contacts:
Michael Ciavarella, B.Sc.
Empire Global Corp.
empireglobal@bell.net